Exhibit 99.2

February 4, 2005

4Q CONFERENCE CALL SCRIPT

JKM COMMENTS

Good morning and welcome to Chesapeake Corporation's fourth quarter conference call. I'm Joel Mostrom, senior vice president and chief financial officer, and joining me today are Tom Johnson, chairman and chief executive officer and Andy Kohut, our president.

Tom will begin with comments regarding overall trends and direction for our business. I will then provide a financial review of the quarter and year, and Tom will conclude with some comments on our outlook for 2005. After that we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.

Now I will turn the call over to Tom.

THJ OPENING COMMENTS

Thanks Joel.

As you saw from this mornings press release, we finished the year at the low end of our previously announced earnings guidance - reporting $0.94 per share, versus our range of $0.90 to $1.10 per share. At the same time, as we indicated last week, our cash flow was stronger than previously expected. Cash flow available for shareholders and debt reduction of $74 million compares very favorably to cash flow of $43 million in 2003.

On balance, our plastics business and our pharmaceutical and healthcare market sector performed solidly during the year, as to both sales and earnings. However, our international and branded market sector did not meet our goals for the year, as it was plagued with plant start-up and new equipment installation issues for most of 2004. The combination of the new equipment issues and start-up expenses at our two new German plants negatively impacted our 2004 paperboard packaging results by at least $5 million. We believe we are making good progress in resolving these issues.

Looking at our financial position as we enter 2005, we have a much stronger balance sheet - one that is positioned to take advantage of growth opportunities. The combination of our strong internal cash flow, our 4.1 million share equity offering, and our euro 100 million senior subordinated note placement, has resulted in a balance sheet where our debt-to-capital ratio has been reduced from 46% at year end 2003 to 38% at year end 2004. Also, we have no significant debt maturing until 2011.

With that brief overview, I'll now turn the call over to Joel Mostrom, our chief financial officer to provide additional detail on the fourth quarter and the full year. I'll come back later with some thoughts on 2005, before we take your questions.

JKM COMMENTS

Thanks Tom.

As we reported earlier today, net income from continuing operations for the fourth quarter of 2004 was $5.1 million, or $0.26 per share, compared to net income from continuing operations for the fourth quarter of 2003 of $10.0 million, or $0.65 per share. Net income from continuing operations for the year ended January 2, 2005, was $11.3 million, or $0.61 per share, compared to $22.1 million, or $1.45 per share, for last year. As we mentioned earlier in the year, we had several significant transactions and events that affected the comparability of our results year-over-year. In 2004, costs related to early extinguishment of debt totaled $6.2 million after taxes. In 2003, our results included a gain on the settlement of indemnity obligations of $7.7 million after taxes. Once these items are factored out, income from continuing operations was $17.5 million, or $0.94 per share, for the full year 2004 compared to $14.4 million, or $0.95 per share, for the full year 2003. From an operating perspective, decreased margins in our Paperboard Packaging segment were largely offset by improved results in our Plastic Packaging segment and reduced interest expense.

I will discuss each of these items in more detail as I review the operating results for the fourth quarter and full year, starting with our Paperboard Packaging segment.

Fourth quarter net sales of $227 million for the Paperboard Packaging segment were up 9% compared to net sales for the fourth quarter of 2003. However, excluding the impact of changes in foreign currency exchange rates, net sales were up less than 1% for the quarter. Volume declines in luxury packaging and subdued activity and reduced prices in pharmaceutical and healthcare packaging were offset by increased volumes in all the other sectors within the Paperboard Packaging segment.

On a full year basis, net sales of $865 million for 2004 were up 15% compared to 2003. Excluding the impact of changes in foreign currency exchange rates, net sales for 2004 were up about 4% compared to 2003. The increase in net sales for the year resulted from increased volume in many of the sectors within the Paperboard Packaging segment, with the largest increases year-over-year being in pharmaceutical and healthcare packaging and food and household packaging. As Tom indicated, pharmaceutical and healthcare packaging generated solid results for the year and we recently strengthened our market leadership position in Europe by securing a new contract from a large multinational customer. Additional volume related to that contract is already starting to flow through our factories. International and branded packaging had mixed results for the year. As Tom mentioned, this market sector experienced higher than expected start-up costs and new equipment installation issues, however we were encouraged by improved volume in alcoholic drinks in the second half of the year and we had seasonally strong demand for confectionery packaging. This was partially offset by significantly reduced volume in luxury packaging which, among other things, has been negatively impacted by the depressed French wine market. In addition, tobacco packaging volume was down slightly for the year, primarily because of reduced customer shipments to Asia resulting from import restrictions in China.

The Paperboard Packaging segment's EBIT for the fourth quarter of 2004 was $9.9 million, a decrease of 51% compared to $20.2 million in the fourth quarter of 2003. EBIT for the fiscal year 2004 was $48.4 million, a decrease of 20% compared to 2003. Without the impact of changes in foreign currency exchange rates, EBIT for the fourth quarter and fiscal year was down about 55% and 28%, respectively, compared to the prior year. Fourth quarter 2003 EBIT included a gain of $4.2 million resulting from an insurance recovery for equipment damaged in a fire. The remaining decrease in EBIT for the fourth quarter and full year was due to:

  competitive pricing across all our markets, in particular the food and household market;
  the significant volume decline in luxury packaging;
  lower volume in tobacco packaging due to reduced customer shipments to the Asian markets; and
  start-up costs of our two new plants in Germany and incremental manufacturing costs related to the installation of new equipment at multiple locations.

Also, like many other companies, we have experienced increased pension costs in 2004. Our Paperboard Packaging segment has been most affected by these costs as pension expense in this segment increased approximately $4 million in 2004 when compared to 2003. We expect pension costs to continue to increase in 2005, and are continuing to explore ways to better manage the costs in the future.

Moving on to the Plastic Packaging segment, net sales for the fourth quarter of 2004 were $45.1 million, an increase of 20% compared to the fourth quarter of 2003. However, excluding the impact of changes in foreign currency exchange rates, net sales were up about 10% for the fourth quarter of 2004 compared to 2003. This was a result of increased sales volume in specialty chemical packaging resulting primarily from new customers and improved sales volume in food and beverage packaging in South Africa. On a full-year basis, net sales of $167 million for 2004 were up 26% compared to 2003. Excluding the impact of changes in foreign currency exchange rates, net sales for 2004 were up about 13% compared to 2003. The increase in sales was primarily due to increased sales volume in specialty chemical packaging, which resulted from a strong agrochemical season and the expansion of our customer base. Our plastic packaging plant in France alone added 20 new customers last year. EBIT for the Plastic Packaging segment increased to $10.2 million in the fourth quarter of 2004, up from $3.6 million in the fourth quarter of 2003. The increase in EBIT for the fourth quarter was primarily a result of a gain of $5.8 million from the sale of non-strategic land in this segment. Excluding the sale of land and the impact of changes in foreign currency exchange rates, EBIT was flat for the fourth quarter of 2004 compared to 2003. EBIT for the full year increased to $23.1 million in 2004 from $12.4 million in 2003. Again, excluding the sale of property and the impact of changes in foreign currency exchange rates, EBIT was up about 21% for 2004. In addition to the gain resulting from the sale of non-strategic land, EBIT for 2004 benefited from a strong agrochemical season, improved results in the Asia Pacific market and additional volume on sales to new customers throughout our plastic packaging segment. These increases were partially offset by increased energy and raw material costs.

Net interest expense for continuing operations for the fourth quarter of 2004 was $8.5 million, down from $10.0 million in the fourth quarter of 2003. Net interest expense for continuing operations for fiscal year 2004 was $37.1 million, compared to $42.3 million in 2003. The reduced net interest expense for both the fourth quarter and full year was in large part the result of our financing initiatives in 2004. We used the proceeds from our public common stock offering and our Euro senior subordinated notes offering to pay down higher coupon debt. In December 2004 we paid off approximately $66.8 million principal amount of our $85.0 million 7.2% debentures due March 15, 2005, which resulted in a loss on early extinguishment of debt of $1.2 million, or $800,000 after taxes. For the full year, we reported a loss on early extinguishment of debt of $9.6 million, or $6.2 million after taxes, resulting from retiring a portion of the senior debentures and a portion of our 10 3/8% Sterling subordinated notes in the second quarter. Total cash used in 2004 for extinguishment of debt and refinancing activities was approximately $14 million. The benefits of our refinancing activities were partially offset by changes in currency translation rates that caused interest expense to increase $2.4 million for the full year 2004.

Total debt, net of cash, at the end of 2004 was about $375 million, down about $100 million over the balance at the end of 2003. Excluding the impact of changes in currency translation rates, net debt decreased approximately $133 million since the end of 2003. The decrease in net debt is primarily a result of the common stock offering, as well as improved cash flow generation.

Capital spending for 2004 was $35.5 million compared to $52.4 million in 2003. Capital spending was on the low side of our expectation for 2004. We expected lower capital expenditures in 2004 compared to 2003, because 2003 included most of the spending for our two new plants in Germany. The 2004 capital spending was also lower as a result of the timing of payments related to capital spending commitments.

As Tom mentioned, our cash flow available for shareholders and debt reduction increased to $73.7 million in 2004, up from $43.3 million in 2003. The year-over-year improvement in cash flow available for shareholders and debt reduction is primarily the result of reduced capital expenditures in 2004, additional income tax refunds in 2004, the one-time payment made in 2003 to settle our environmental indemnity obligations and a continued focus on working capital management. We believe our incentive plans that are partially linked to cash flow generation have played a key part in achieving these results.

Now I will turn the call back to Tom for some closing remarks and our outlook for 2005.

THJ CLOSING REMARKS

Thanks Joel.

Now that you have a better feel for some of the business trends and operating issues which affected our 2004 results, let's turn our attention to the 2005 outlook and some key assumptions.

First of all, it's clear that we need operational improvement in our paperboard packaging segment given the issues we've just discussed regarding our two plant start-ups and new equipment problems. As I said earlier, we believe we are making good progress in resolving the equipment issues and now have a majority of the start-up expenses behind us.

Secondly, we believe that our fundamental businesses are well positioned, with strong market positions in pharmaceutical and healthcare, international and branded products, tobacco, and specialty chemicals. Thus, we plan to continue to leverage our existing platform with product line extensions and other internal growth opportunities in these key markets.

Third, with roughly 50 operating facilities, we are always carefully scrutinizing the bottom quartile performers for improvement opportunities and potential rationalization. This is an area of constant evaluation which will continue.

We are also continuing to review opportunities to expand our business platform in North America and selected emerging markets. With greater geographic balance and product diversity a priority, we intend to leverage our existing skills and capabilities while focusing on growth with customers in our target markets. In particular, we will review opportunities based on whether they create advantages through proprietary technology, offer higher barriers to entry and/or provide attractive growth rates, among other considerations. Whatever steps we take, we intend to maintain a strong balance sheet moving forward.

As you may have recently noted, we announced several senior management changes late last year. 2005 will be an important management transition period. This transition will occur over the next six months and will allow for a smooth, orderly senior management transition. Our team is made up of current Chesapeake executives with long tenure, and I am confident that they will ensure the successful implementation of our strategic plans, operational programs and key marketing initiatives in 2005 and beyond.

In looking at our earnings and cash flow guidance for 2005, you should note that we expect to incur higher pension expense and pension plan contributions, as well as a higher tax rate for 2005. However, in spite of these negatives, we expect moderate growth in our earnings per share, with estimates in the $0.90 to $1.20 range. Our net cash provided by operating activities is estimated to be in the range of $70 to 90 million and our capital spending is estimated to be $40 to 50 million.

Now, at this time, we would be happy to take your questions.

JKM CLOSE

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 (code 5485019).

This concludes today's call. Thank you for participating.